UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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TRIMERIS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRIMERIS, INC.

3500 PARAMOUNT PARKWAY,

MORRISVILLE, NORTH CAROLINA 27560

JUNE 7, 2006

To the Stockholders of TRIMERIS, INC.

You are cordially invited to attend the 2006 Annual Meeting of the Stockholders of Trimeris, Inc., to be held at the Trimeris, Inc. headquarters, 3500 Paramount Parkway, Morrisville, North Carolina 27560, on July 13, 2006 at 2:00 p.m. (local time).

We have enclosed details of the business that we will conduct at the Annual Meeting and other information about Trimeris, Inc. in the enclosed Notice of Annual Meeting and Proxy Statement. We urge you to read the Notice of Annual Meeting and Proxy Statement carefully.

If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Steven D. Skolsky Chief Executive Officer

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

TRIMERIS, INC.

3500 PARAMOUNT PARKWAY

MORRISVILLE, NORTH CAROLINA 27560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 13, 2006

The Annual Meeting of Stockholders of Trimeris, Inc. (“Trimeris” or the “Company”) will be held at the Trimeris, Inc. headquarters, 3500 Paramount Parkway, Morrisville, North Carolina 27560, on July 13, 2006 at 2:00 p.m. (local time) (the “Annual Meeting”) to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

1.	To elect three members of the Board of Directors for the term of office stated in the Proxy Statement. The Board has nominated the following persons for election for the three Class III Director seats at the Annual Meeting: Dani P. Bolognesi, Ph.D., Steven D. Skolsky, and J. Richard Crout, M.D.;

2.	To ratify the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006;

3.	To consider and approve an amendment to the Company’s Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) to increase the number of authorized shares issuable under the Stock Incentive Plan from 5,752,941 to 6,252,941; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on May 24, 2006 will be entitled to vote at the Annual Meeting and at any adjournments thereof. The transfer books will not be closed. For a period of at least ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection during ordinary business hours at the offices of the Company.

By Order of the Board of Directors,

Andrew L. Graham Secretary Morrisville, North Carolina June 7, 2006

ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

TRIMERIS, INC.

3500 PARAMOUNT PARKWAY

MORRISVILLE, NORTH CAROLINA 27560

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 13, 2006

The enclosed proxy is solicited on behalf of the Board of Directors of Trimeris, Inc., a Delaware corporation (“Trimeris” or the “Company”), for use at the annual meeting of stockholders to be held at 2:00 p.m. (local time) on July 13, 2006, and at any adjournment or postponement of the annual meeting (the “Annual Meeting”). The Annual Meeting will be held at the Trimeris Corporate headquarters, 3500 Paramount Parkway, Morrisville, North Carolina 27560. All stockholders of record on May 24, 2006 will be entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and accompanying proxy (the “Proxy”) will be first mailed to stockholders on or about June 7, 2006.

The mailing address of the principal executive office of the Company is 3500 Paramount Parkway, Morrisville, North Carolina 27560.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (collectively, the “Proposals”). Each Proposal is described in more detail in this Proxy Statement.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

Voting

May 24, 2006 is the record date for determination of stockholders entitled to vote at the Annual Meeting. On April 24, 2006, there were 22,101,243 shares of common stock outstanding. Each holder of common stock is entitled to one vote on all matters brought before the Annual Meeting.

For the Proposal to elect directors, the three nominees who receive a majority of votes cast will be elected. If you withhold authority to vote for a nominee on your proxy card, your vote will not count for or against the nominee. For the Proposal to ratify independent accountants and the Proposal to amend the Stock Incentive Plan, a majority of the votes cast for each such Proposal is required for approval of the Proposal.

Abstentions and broker nonvotes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will have no effect on the Proposals. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on Proposals 1 and 2 scheduled to be presented at this year’s meeting. Proposal 3 is not considered a “routine” matter under applicable rules, which means a broker does not have discretion to vote this item if you do not provide express voting instructions. If you do not provide voting instructions on this item your proxy will be considered a “broker non-vote,” will not be counted in determining the outcome of the vote on Proposal 3 and will have no effect on such outcome. Shares that are subject to broker non-votes are counted for determining the quorum but will not be considered votes cast for the foregoing purpose.

Revocability of Proxies

Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by filing a notice of revocation or another signed Proxy with a later date with the Secretary of Trimeris at our principal executive office, 3500 Paramount Parkway, Morrisville, North Carolina 27560. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Proxy Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by our directors, officers, employees or agents. No additional compensation is expected to be paid to these individuals for any such services.

To assist in the solicitation process, we have hired the Altman Group (“AG”) to solicit proxies by mail. We anticipate paying AG an initial fee of $6,500, plus expenses. Additional compensation may be paid to AG for any supplemental solicitations made by telephone, telegram or other means.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of eight members. In accordance with the terms of our Fifth Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes, denominated Class I, Class II and Class III. Previously, at each annual stockholder meeting, the successors to the Directors whose terms expire were elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor had been duly elected and qualified. At the 2005 Annual Meeting, our stockholders approved an amendment to declassify our Board. As a result of the declassification, beginning with this 2006 Annual Meeting, the Class III nominees that are elected will serve one-year terms expiring at the 2007 Annual Meeting of Stockholders. Directors elected at the 2007 Annual Meeting of Stockholders and beyond will serve one-year terms.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Currently, our Board of Directors is divided as follows: members of Class I Director seats are Jeffrey M. Lipton, E. Gary Cook, Ph.D., and Julian C. Baker; members of Class II Director seats are Kevin C. Tang and Felix J. Baker, Ph.D., and members of Class III Director seats are Dani P. Bolognesi, Ph.D., Steven D. Skolsky and J. Richard Crout, M.D. Felix J. Baker, Ph.D. and Julian C. Baker are brothers. Charles A. Sanders, M.D., an independent director whose term was scheduled to expire in 2008, notified us on March 15, 2006 of his intention to resign as a director effective as of that day. The Nomination and Governance committee has commenced the process of identifying an appropriate candidate to replace Dr. Sanders as a director.

Vote Required

The three candidates for the class of director whose terms begin at the 2006 Annual Meeting of Stockholders receiving a majority of affirmative votes cast of the stockholders entitled to vote at the Annual Meeting will be elected directors of Trimeris. Unless otherwise instructed, the proxyholders will vote each returned proxy for the nominees named below for election. If any of the nominees is unable or unwilling to stand for election or to serve if elected, the named proxies will vote for such person or persons as the Board in its discretion may choose to replace any such nominees.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the nominees listed below.

Nominees

The following table sets forth information regarding the nominees:

Name	Year First Elected Director	Age	Class Termination Year	Position
Dani P. Bolognesi, Ph.D.	1996	65	2007	Director
Steven D. Skolsky	2004	50	2007	Director
J. Richard Crout, M.D.	1998	76	2007	Director

Business Experience Of Nominees For Election To Terms Expiring In 2007

Steven D. Skolsky, was named Chief Executive Officer in September 2004. Prior to joining the Company, Mr. Skolsky was employed with GlaxoSmithKline (“GSK”), where he most recently managed product strategy and world wide clinical development for the GSK portfolio as Senior Vice President, Global Commercial

Strategy. Mr. Skolsky previously served as Managing Director of GSK’s operations in New Zealand from 2000 to 2001 and in Australia from 1999 to 2000. Mr. Skolsky received his B.A. degree from the University of North Carolina at Chapel Hill.

Dani P. Bolognesi, Ph.D., a founder of Trimeris, has been a director since its inception and served as Chief Executive Officer of the Company from 1999 through August 2005. Dr. Bolognesi currently serves as Chief Scientific Officer and Vice-chairman of the Board of Directors. Dr. Bolognesi held a number of positions at Duke University from 1971 to March 1999, including, James B. Duke Professor of Surgery, Professor of Microbiology/Immunology, Vice Chairman of the Department of Surgery for Research and Development and Director of the Duke University Center for AIDS Research from 1989 to March 1999. From 1988 to March 1999, Dr. Bolognesi was the Director of the Central Laboratory Network that supports all HIV vaccine clinical trials sponsored by the National Institutes of Health. Dr. Bolognesi received his Ph.D. degree in Virology from Duke University and a B.S. degree from Rensselaer Polytechnic Institute.

J. Richard Crout, M.D. has been a director of Trimeris since November 1998. Since 1994, Dr. Crout has been President of Crout Consulting, a firm that provides consulting advice to pharmaceutical and biotechnology companies on the development of new products. From 1984 to 1993, Dr. Crout was Vice President, Medical and Scientific Affairs with Boehringer Mannheim Pharmaceuticals Corp. From 1973 to 1982, Dr. Crout was Director of the Bureau of Drugs, now known as the Center for Drug Evaluation and Research at the U.S. Food and Drug Administration. Dr. Crout received his M.D. degree from Northwestern University Medical School and an A.B. degree from Oberlin College.

Board Meetings and Committees

Our Board of Directors met a total of six times during the year ended December 31, 2005. Each of the directors attended at least 75% of the meetings of the Board and at least 75% of the meetings held by all committees of the Board on which he served.

It is the Company’s policy that all directors who are up for election at the annual meeting of stockholder attend the annual meeting, if at all possible. All of our directors attended last year’s annual meeting.

The Board has a standing Compensation Committee composed of Messrs. Cook, Lipton, Tang and Felix J. Baker. Dr. Cook has served as chairman of the Compensation Committee since June 2000. The Compensation Committee met five times in 2005. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for our executive officers and key employees, including salary and stock options. The Compensation Committee is responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under our existing incentive compensation plans. The Compensation Committee is also responsible for the ongoing evaluation of the executive management team and other related issues.

The Board of Directors has a standing Audit and Finance Committee composed of Messrs. Crout, Lipton, and Cook, which assists the Board in executing its responsibilities. The Audit Committee met a total of eight times in 2005. The Audit and Finance Committee’s responsibilities include providing oversight of the quality and integrity of the Company’s regulatory and financial accounting and reporting, risk management, legal and regulatory compliance, the internal and external audit functions and the preparation of the Audit and Finance Committee report. The Audit and Finance Committee is composed of three non-employee directors, each of whom is independent as defined in Nasdaq listing standards and is chaired by Dr. Crout. Although each of the members of the Audit and Finance Committee is financially literate, the Board has determined that Mr. Lipton is an audit committee financial expert as defined by the SEC. Our Board of Directors has adopted a written charter for the Audit and Finance Committee, a copy of which is available on-line at www.trimeris.com.

Prior to his resignation from the Board of Directors in March 2006, Dr. Charles A. Sanders was a member of both the Audit and Finance Committee and the Compensation Committee. On March 20, 2006, Mr. Cook, an independent director, was appointed to the Audit and Finance Committee.

The Board has a standing Nomination and Governance Committee composed of Messrs. Lipton, Cook, Tang and Julian C. Baker, with Mr. Lipton serving as Chairman. The Nomination and Governance Committee did not meet in 2005. This Committee is responsible for recommending to the Board nominees for directors. All members of the committee are independent as defined in the Nasdaq listing standards. The actions of the committee are not governed by a formal charter although the Board has adopted a resolution addressing the nomination process. Nominations are based upon the recommendations of the individual Board members, management and stockholders. Third-party executive search firms may also be retained to identify candidates from time to time. Any stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Board in writing, with whatever supporting material the stockholder considers appropriate. Following verification of stockholder status of the persons proposing a candidate, the decision on whether to consider any person recommended by a stockholder for nomination will be made in light of the provisions of the Company’s by-laws relating to stockholder nominations as described in “Additional Information—Advance Notice Procedures,” below.

Once a prospective nominee has been identified, an initial determination is made as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information has been provided with the recommendation of the prospective candidate, as well as knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If it is determined that additional consideration is warranted, a third-party search firm may be commissioned to gather additional information about the prospective nominee’s background and experience and to report its findings. Potential nominees are sought out and evaluated with respect to their ability to match the current needs and goals of the Company. While needs and goals may vary over time, the search for potential nominees will generally address the following factors:

•	potential nominees should have some experience with the pharmaceutical industry or biotechnology and will generally be active and former executives of public or private companies or major complex organizations including scientific, government, financial, educational and other non-profit institutions;

•	in recognition of the fact that the foundation of the Company is in medical science and technology, some potential nominees should be widely recognized as leaders in the fields of medicine or the biological sciences;

•	potential nominees will have experience at a strategy/policy setting level, high level managerial experience in a relatively complex organization, or experience dealing with complex problems;

•	potential nominees should have sufficient experience and education, including a certain level of financial acumen to effectively read and understand financial statements and other financial performance measures, to be able to provide guidance and direction to management;

•	potential nominees will be evaluated for their ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards; and

•	potential nominees will be considered against the backdrop of the current make-up of the Board and the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

When taken alone none of these factors will be dispositive with respect to the inclusion or exclusion of an individual candidate for nomination. Rather, the Committee will weigh these factors in light of all available information regarding the current needs and capabilities of the Board as well as the qualifications of any other potential candidates. The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the

Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the nominees are determined by a majority vote of the Committee.

Additional Information—Advance Notice Procedures

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nomination for election to the Board of Directors of the corporation at the meeting of the stockholders may be made by the Board of Directors or by any stockholder of the corporation entitled to vote for the election of the directors at such meeting who complies with the notice procedures set forth in the Company’s by-laws. Such nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 60 days nor more than 90 days prior to such meeting: provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given to the stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on with the notice of the meeting was mailed or such public disclosure was made, whichever comes first. Such notice shall set forth (a) as to each proposed nominee (i) the name, age, business address and if known, residence address of each such nominee, (ii) the principle occupation or employment of each such nominee, (iii) the number of shares, if any, of stock of the Company which are beneficially owned by each such nominee, and (iv) and other information concerning the nominee that must be disclosed as to such nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to be named as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, of such stockholder and (ii) the class and number of the shares of the corporation which are beneficially owned by such stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board, a Board committee or one or more directors may do so by writing to Chairman of the Board of Directors, c/o Trimeris, Inc., Corporate Secretary, 3500 Paramount Parkway, Morrisville, North Carolina, 27560. The Board has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary and copies of all such correspondence to the Board. However, stockholder communications that constitute advertising, or promotion of a product or service, or relate to improper or irrelevant topics will not be forwarded to the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Compliance Officer and the Chair of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director Compensation

We reimburse our non-management directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. Management directors do not receive additional compensation in connection with their attendance at meetings. Non-management directors receive cash compensation and stock options as follows:

Non-Management Director’s Annual Retainers
Chairman of the Board	$25,000
All Other Non-Management Directors	$15,000

Committee Members’ Additional Annual Fees
Audit Committee Chairman	$5,000
Audit Committee Member	$1,000
Compensation Committee Chairman	$3,000
Nomination & Governance Committee Chairman	$2,000

Meeting Fee for Non-Management Directors
Per meeting fee for face-to-face Board meetings only	$1,500
(No additional committee meeting fees will be paid)

Non-Management Director’s Stock Options
Chairman of the Board Annual Grant	15,000
Director Annual Grant	10,000
Committee Chair Annual Grant (Audit, Compensation, Nomination & Governance)	2,500
Committee Member Annual Grant Per Committee	1,250
New Director Initial Grant	20,000

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

We are asking the stockholders to ratify the selection of KPMG LLP as our independent auditors for the year ending December 31, 2006.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of greater than 50 percent of the shares represented and voting at the Annual Meeting will be required to ratify the selection of KPMG LLP as our independent accountants for the year ending December 31, 2006.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification and approval of the selection of KPMG LLP to serve as our independent accountants for the year ending December 31, 2006.

PROPOSAL 3

FIFTH AMENDMENT TO THE TRIMERIS, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

The Company’s Stock Incentive Plan was adopted by the Board and approved by the stockholders in October 1997 and last amended in August 2005. A copy of the Stock Incentive Plan, showing the proposed amendment, is attached to the Proxy Statement as Appendix A. You are being asked to vote on a Proposal to approve an amendment to the Stock Incentive Plan to increase the number of shares of common stock available for issuance under the Stock Incentive Plan by 500,000 shares to a total of 6,252,941 shares of common stock (the “Fifth Amendment”). The Board adopted the Fifth Amendment on April 21, 2006, subject to stockholder approval at the Annual Meeting. The Board believes the Fifth Amendment is necessary to provide us with a sufficient reserve of shares of common stock for future option grants needed to attract, employ and retain employees, directors and consultants of outstanding ability.

DESCRIPTION OF THE STOCK INCENTIVE PLAN

Our Stock Incentive Plan provides for the grant of incentive stock options, restricted stock or other stock-based awards to our employees, including directors who are employees, and for the grant of nonstatutory stock options, restricted stock or other stock-based awards to our employees, officers, directors, consultants and advisors. Our Stock Incentive Plan is administered by our Compensation Committee. A maximum of 5,752,941 shares of common stock are currently authorized for issuance under the Stock Incentive Plan. If the stockholders approve this Proposal, a maximum of shares of 6,252,941 common stock will be authorized for issuance under the Stock Incentive Plan, all of which could be used for incentive stock options, restricted stock or other stock-based awards. On April 24, 2006, before the pending amendment, there were approximately 474,976 shares authorized and available for grant and there were approximately 93 employees, officers, directors, consultants and advisors eligible to participate under the Stock Incentive Plan. The exercise price of all stock options granted under our Stock Incentive Plan must be at least equal to the fair market value of the common stock on the date of grant. Our plan generally does not permit a change in the exercise price of any option previously granted except in the case of certain specified events, such as a stock split or merger, and as otherwise permitted under the applicable section of the Internal Revenue Code.

The Stock Incentive Plan permits shares of common stock purchased upon the exercise of options to be paid (i) in cash or by check, (ii) through a broker-facilitated cashless exercise procedure to the extent permitted by applicable law, (iii) by delivery of shares owned by the optionee, provided such shares have been held for at least six months, (iv) by delivery of a promissory note secured by valuable collateral, or (v) by payment of such other lawful consideration as the Board may determine, in each case subject to the Sarbanes-Oxley Act of 2002 or other applicable law.

The Board may grant restricted stock awards under the Stock Incentive Plan entitling recipients to acquire shares of common stock, subject to the right of the Company to repurchase all or a part of such shares and upon such other terms and conditions as the Board may determine. Stock certificates issued in respect of a restricted stock award are registered in the name of the participant and held in escrow by the Company until expiration of the applicable restriction periods. Any restricted stock award granted to a participant who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) shall restrict the release of the shares subject to the award for a period of at least six months following the date of grant. Although not formally required by the Stock Incentive Plan, the Company has adopted an operational rule mandating that all grants of restricted stock have a restricted period of not less than 12 months.

If an optionee ceases to be employed for any reason other than death or disability, each outstanding option held by the optionee will terminate and cease to be exercisable no later than three months after the date the optionee ceases to be employed by us. If an optionee dies, all of his or her options become exercisable immediately. The Stock Incentive Plan provides that any option granted to a participant who is subject to the provisions of Section 16 of the Exchange Act shall not become exercisable for a period of at least six months following the date of grant.

If:

•	we merge with or consolidate into another corporation, which results in our stockholders owning less than 60% of the voting power of the voting securities of the surviving or successor corporation following the transaction,

•	we sell all or substantially all of our assets,

•	we completely liquidate, or

•	someone acquires 50% or more of the voting power of our outstanding securities, except through a merger, consolidation or an acquisition of our securities directly from us,

then all restricted stock awards shall become fully vested and free of all restrictions and all other stock-based awards, including options, shall become fully vested, exercisable or free of all restrictions, as the case may be.

In the event of an acquisition of 50% or more of the voting power of our outstanding securities, except through a merger, consolidation or an acquisition of our securities directly from us, then all options and stock appreciation rights become fully vested and exercisable. If we execute an agreement to:

•	merge or consolidate and our stockholders from before the transaction own less than 60% of the voting power of the voting securities of the surviving or successor corporation following the transaction,

•	sell all or substantially all of our assets, or

•	completely liquidate,

then all options and stock appreciation rights become fully vested and exercisable and the Board of Directors may, in its discretion, terminate any unexercised awards, or permit the acquiring or succeeding corporation to assume or substitute equivalent options or stock appreciation rights for ours.

The repricing of Incentive Stock Options (“ISO”) or Non-Qualified Stock Options (“NQSO”) is expressly prohibited by the Stock Incentive Plan except in the case of certain change in control events or in the event of certain recapitalizations or adjustments to our common stock. In addition, no ISO or NQSO will be exercisable after the date the optionee’s employment with the Company is terminated for cause (as determined in the sole discretion of the Board).

The Board of Directors may terminate or amend the Stock Incentive Plan at any time. Our stockholders must approve any increase in the total number of shares available under the Stock Incentive Plan. No awards may be made under the Stock Incentive Plan after September 2007.

TAX EFFECTS OF STOCK INCENTIVE PLAN PARTICIPATION

The following briefly summarizes the federal income tax consequence of the issuance and exercise of stock options and other stock awards under the Stock Incentive Plan. The following discussion does not purport to be complete and does not cover, among other things, the state, local, and foreign tax treatment associated with the grant and exercise of options.

Nonqualified Stock Options. An optionee will not be taxed when he receives a nonqualified stock option. When the optionee exercises an NQSO, he will generally owe taxes on ordinary income on the difference between the value of the shares he receives and the price he pays, with the “spread” treated like additional salary for an employee. He may then owe taxes again if and when he sells the shares. That tax would be on the difference between the price he received for the shares and his “basis,” which is the sum of the price he originally paid plus the value of the shares on which he originally paid income taxes. Depending upon how long he held the shares before selling, he may be eligible for favorable tax rates for certain kinds of capital gains. In addition, we will receive an income tax deduction for any amounts of “ordinary income” to him.

Incentive Stock Options. An optionee will not be taxed when he receives an incentive stock option and will not be taxed when he exercises an ISO, unless he is subject to the alternative minimum tax (“AMT”). If he holds the shares purchased upon exercise of the ISO (“ISO Shares”) for more than one year after the date he exercised the option and for more than two years after the option grant date, he generally will realize long-term capital gain or loss (rather than ordinary income or loss) when he sells or otherwise disposes of the ISO Shares. This gain or loss will equal the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the optionee sells the ISO Shares in a “disqualifying disposition” (that is, within one year from the date he exercises the ISO or within two years from the date of the ISO grant), he generally will recognize ordinary compensation income equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the price he paid or (2) the amount he realized on the sale. For a gift or another disqualifying disposition where a loss, if sustained, would not usually be recognized, he will recognize ordinary income equal to the fair market value of the shares on the date of exercise minus the price he paid. Any amount realized on a disqualifying disposition that exceeds the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending, under current law, on whether he held the shares for at least 12 months. We can generally take a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income he recognized but cannot deduct the amount of the capital gains.

Alternative Minimum Tax. The difference between the exercise price and the fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of AMT. The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is a certain percentage of an individual taxpayer’s alternative minimum taxable income that is lower than the regular tax rate but covers more income. Taxpayers determine their alternative minimum taxable income by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced when the taxpayer sells by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Exercise by Delivery of Previously Acquired Shares. Generally, an optionee will not recognize gain or loss upon the transfer to the Company of previously acquired shares of common stock (the “Old Shares”) in payment of all or a portion of the exercise price of shares of common stock (the “New Shares”) acquired through the exercise of an option. The optionee’s basis and holding period in the Old Shares are transferred to that number of New Shares that equals the number of Old Shares tendered in payment of the exercise price. Additional New Shares have a basis equal to any income recognized by the optionee on exercise plus any cash paid in payment of the exercise price. However, if Old Shares are used to exercise an ISO, the disposition of the Old Shares will be taxable generally in accordance with the rules discussed above if the Old Shares were acquired by exercising an ISO and have not been held for the requisite holding period.

Restricted Stock. With respect to awards granted under the Stock Incentive Plan involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the shares at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. The participant may be able to accelerate the taxation by filing a notice with the Internal Revenue Service to treat the property as taxable even though subject to restrictions. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, either eventually or by this acceleration election.

Stock Awards. With respect to awards granted under the Stock Incentive Plan that result in the issuance of shares that are not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participants.

Tax Withholding Under the Code. We will be required to withhold taxes in some circumstances associated with the participants’ receiving compensation. Under the Stock Incentive Plan, we may permit the optionee to have us withhold all or a portion of the shares of the Company that the optionee acquires upon the exercise of an option to satisfy estimated or actual federal, state or local income taxes. We may also permit the optionee to delivery other previously acquired shares (other than restricted stock) for the purpose of tax withholding. The election to withhold must be made prior to or on the date on which the tax obligation arises.

Payments Upon Change in Control. The Stock Incentive Plan provides for the acceleration of payment of awards and related shares of common stock in the event of certain acquisition events or other change in control of the Company, as defined in the Stock Incentive Plan. Acceleration of payment may cause part or all of the consideration involved to be treated as a “parachute payment” under the Code, which may subject the recipient to a 20% excise tax and which may not be deductible by the Company for federal income tax purposes.

This is a summary of the general principles of current federal income tax law applicable to the purchase of shares under the Stock Incentive Plan. While we believe that the description accurately summarizes existing provisions of the Code, and its legislative history and regulations, and the applicable administrative and judicial interpretations, theses statements are only summaries, and the rules in question are quite detailed and complicated. Moreover, legislative, administrative, regulatory or judicial changes or interpretations may occur that would modify these statements. Individual financial situations may vary, and state and local tax consequences may be significant. Therefore, no one should act based on this description without consulting his own tax advisors concerning the tax consequences of purchasing shares under the Stock Incentive Plan and disposing of those shares. In addition, different rules may apply if the optionee is subject to foreign tax laws.

NEW PLAN BENEFITS AND OPTION GRANT TABLE

Because the Stock Incentive Plan is discretionary, benefits to be received by individual optionees, other than non-employee Directors, are not determinable. Each of the Directors serving at the time of the 2006 Annual Meeting will receive an automatic option grant to purchase 10,000 shares on the date of the 2006 Annual Meeting with an exercise price per share equal to the closing price per share of common stock on the date of the 2006 Annual Meeting. The Chairman of the Board of Directors will receive an option to purchase an additional 5,000 shares for serving as chairman. In addition, Board members will receive options to purchase 1,250 shares for service on each committee of the Board of which they are a member and the director who chairs a committee will receive an option to purchase an additional 1,250 shares for serving as committee chair.

The table below shows, as to Messrs. Skolsky, Bolognesi, Bonczek, and Graham (collectively, the “Named Executive Officers”), and the various indicated groups, (i) the number of shares of common stock for which options have been granted under the Stock Incentive Plan for the one-year period ending December 31, 2005 plus the period through April 24, 2006 and (ii) the weighted average exercise price per share.

Name And Principal Position	Number of Option Shares		Weighted Average Exercise Price of Granted Options ($)
Steven D. Skolsky Chief Executive Officer	66,472	(1)(2)	13.22

Dani P. Bolognesi Chief Scientific Officer	158,216	(1)(3)	12.78

Robert R. Bonczek Chief Financial Officer and General Counsel	59,816	(1)(4)	13.01

Andrew L. Graham Director of Finance (Principal Accounting Officer)	6,784	(1)(5)	13.22

All current executive officers as a group (4 persons)	291,288		12.94

All current directors (other than executive officers) as a group (6 persons)	81,250		12.62

All employees, including current officers who are not executive officers as a group (82 persons)	508,463		12.86

(1)	On August 9, 2005, the Compensation Committee approved an annual option grant of shares of our common stock to all employees, including the Named Executive Officers, pursuant to our Stock Incentive Plan. This annual option grant is designed to be awarded on a quarterly basis at the fair market value of our common stock on the date of grant beginning in August 2005 and thereafter until April 2006, as long as the employee is employed by us on the date of grant. These options become exercisable over a four-year period, with the first grant in August 2005 becoming exercisable in full in August 2006, one year from the date of grant, and the remainder of the grants becoming exercisable ratably over a three-year period beginning in August 2006, the one year anniversary date from the first date of grant. The number in this column includes those options to purchase shares of our common stock that the Named Executive Officer received pursuant to our Stock Incentive Plan on a quarterly basis in August 2005, October 2005, January 2006 and April 2006.
(2)	Mr. Skolsky was granted options to purchase 16,618 shares of our common stock in each of August 2005, October 2005, January 2006 and April 2006 at the fair market value of our common stock on the date of grant.
(3)	Dr. Bolognesi was granted options to purchase 23,500 shares of our common stock in each of January 2005 and April 2005 and options to purchase 9,054 shares of our common stock in each of August 2005, October 2005, January 2006 and April 2006 at the fair market value of our common stock on the date of grant. In addition, Dr. Bolognesi was granted options to purchase 75,000 shares of our common stock in August 2005 in connection with a re-negotiation of his employment agreement. The options vest monthly over four years (100% vesting in August 2009).

(4)	Mr. Bonczek was granted options to purchase 11,800 shares of our common stock in each of January 2005 and April 2005 and options to purchase 9,054 shares of our common stock in each of August 2005, October 2005, January 2006 and April 2006 at the fair market value of our common stock on the date of grant.
(5)	Mr. Graham was granted options to purchase 1,696 shares of our common stock in each of August 2005, October 2005, January 2006 and April 2006 at the fair market value of our common stock on the date of grant.

Vote Required

The affirmative vote of greater than 50 percent of the shares represented and voting at the Annual Meeting will be required to approve the amendment to the Stock Incentive Plan.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of the amendment of our Amended and Restated Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan by 500,000 shares of common stock to a total of 6,252,941 shares of common stock.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 17, 2006, for each person or group of affiliated persons, whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our directors and executive officers, individually and as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options to purchase shares of common stock that are exercisable within 60 days of April 17, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 22,093,743 shares of common stock outstanding as of April 17, 2006.

Unless otherwise indicated in the footnotes, the address for each listed stockholder is: c/o Trimeris, Inc., 3500 Paramount Parkway, Morrisville, North Carolina 27560.

Beneficial Owner	Number of Options Beneficially Owned	Number of Shares Beneficially Owned	Total Number of Options and Shares Beneficially Owned	Percentage of Total Number of Shares and Options Owned
Felix J. Baker and Julian C. Baker(1)	49,026	3,642,369	3,691,395	16.7%
T. Rowe Price Associates, Inc.(2)	—	2,852,870	2,852,870	12.9%
Franklin Advisors, Inc.(3)	—	2,168,533	2,168,533	9.8%
Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch(4)	—	2,158,848	2,158,848	9.8%
Mazama Capital Management, Inc.(5)	—	1,665,927	1,665,927	7.5%
Perry Corp.(6)	—	1,596,600	1,596,600	7.2%
Steven D. Skolsky(7)	153,125	51,853	204,978	0.9%
Dani P. Bolognesi(8)	605,432	91,822	697,254	3.2%
Robert R. Bonczek(9)	351,981	44,562	396,543	1.8%
Andrew L. Graham(10)	2,187	1,599	3,786	0.0%
Jeffrey M. Lipton(11)	127,500	185,822	313,322	1.4%
E. Gary Cook(12)	82,500	3,500	86,000	0.4%
J. Richard Crout(13)	69,167	7,170	76,337	0.3%
Kevin C. Tang(14)	53,750	383,100	436,850	2.0%
All executive officers and directors as a group (ten persons)(15)	1,494,668	4,411,797	5,906,465	26.7%

*	Less than 1%.
(1)	Information in the table and this footnote is based solely upon information provided by Felix J. Baker and Julian C. Baker, each has shared voting power and shared dispositive power over the shares listed. Julian C. Baker is the beneficial owner of 23,888 options and Felix J. Baker is the beneficial owner of 25,138 options. The address of Felix J. Baker and Julian C. Baker is: 667 Madison Avenue, New York, New York 10021.
(2)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2006, T. Rowe Price Associates, Inc. held sole voting power as to 804,220 shares and sole dispositive power as to 2,852,870 shares. T. Rowe Price Associates, Inc.’s address is 100 East Pratt Street, Baltimore, Maryland 21202.
(3)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 7, 2006, Franklin Advisors, Inc. held sole voting power as to 1,850,825 shares and sole dispositive power as to 1,873,525 shares. Franklin Advisors, Inc.’s address is One Franklin Parkway, San Mateo CA 94403.

(4)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G filed with the SEC on April 28, 2004. Each person reported shared voting power and shared dispositive power over certain of the shares listed. Each reporting person disclaimed beneficial ownership of shares owned by any other reporting person. The address of Andrew H. Tisch, James S. Tisch and Thomas J. Tisch is 667 Madison Avenue, New York, New York 10021. The address of Daniel R. Tisch is: 500 Park Avenue, New York, New York 10022.
(5)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 8, 2006, Mazama Capital Management, Inc. held sole voting power as to 956,325 shares and sole dispositive power as to 1,665,927 shares. The address for Mazama Capital Management, Inc. is: One S.W. Columbia, Suite 1500, Portland, Oregon 97258.
(6)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2006, Perry Corp. held sole voting power and sole dispositive power over 1,596,600 shares. The address for Perry Corp. is of 599 Lexington Ave., 36th floor, New York, NY 10022.
(7)	Includes 50,000 restricted stock shares that were granted pursuant to the Amended and Restated Stock Incentive Plan, in connection with his initial employment agreement. These shares vest 100% in September 2008. Also includes 1,853 shares held in Mr. Skolsky’s 401(k) plan account. Mr. Skolsky is currently vested in 25% of these 401(k) plan shares. Mr. Skolsky holds voting power as to his restricted stock and his 401(k) shares.
(8)	Includes 31,300 restricted stock shares that were granted pursuant to the Amended and Restated Stock Incentive Plan. These restricted stock shares vest 100% in June 2007. Also includes 3,806 shares held in Dr. Bolognesi’s 401(k) plan account. Dr. Bolognesi is currently vested in 100% of these 401(k) plan shares. Dr. Bolognesi holds voting power as to his restricted stock and his 401(k) shares. Includes further, the following shares as to which Dr. Bolognesi disclaims beneficial ownership: 9,000 shares of common stock owned by Sarah Bolognesi, his wife.
(9)	Includes 15,700 restricted stock shares granted pursuant to the Amended and Restated Stock Incentive Plan. These restricted stock shares vest 100% in June 2007. Also includes 3,508 shares held in Mr. Bonczek’s 401(k) plan account. Mr. Bonczek is currently vested in 100% of these 401(k) plan shares. Mr. Bonczek holds voting power as to his restricted stock and his 401(k) shares.
(10)	Includes 1,599 shares held in Mr. Graham’s 401(k) plan account. Mr. Graham is currently vested in 25% of these 401(k) plan shares. Mr. Graham holds voting power as to his 401(k) shares.
(11)	Includes the following shares as to which Mr. Lipton disclaims beneficial ownership: 8,540 shares beneficially owned by Shelley Lipton, Mr. Lipton’s wife and 3,300 shares held by his sons and grandchildren.
(12)	Includes the following shares as to which Dr. Cook disclaims beneficial ownership: 1,500 shares beneficially owned by Brenda B. Cook, Dr. Cook’s wife.
(13)	Includes the following shares as to which Dr. Crout disclaims beneficial ownership: 1,500 shares beneficially owned by the Keith R. Crout Irrevocable Trust, for which Keith R. Crout, Dr. Crout’s son who shares Dr. Crout’s house, is the sole beneficiary and Linda C. Spevacek, Dr. Crout’s daughter, is the sole trustee; 470 shares beneficially owned by Keith R. Crout, Dr. Crout’s son who shares Dr. Crout’s house; and 900 shares beneficially owned by Carol K. Crout, Dr. Crout’s wife.
(14)	Includes 22,500 shares that Mr. Tang contributed to the Tang Family Trust u/t/d August 27, 2002, of which Mr. Tang is co-trustee. Includes 330,900 shares owned by Tang Capital Partners, LP of which Tang Capital Management, LLC is the general partner. Mr. Tang is the sole managing member of Tang Capital Management, LLC. Includes 4,100 shares owned by Tang Advisors, LLC PSP, a Delaware limited liability corporation. Mr. Tang is the sole managing member of Tang Advisors, LLC PSP. Mr. Tang disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 19,300 shares purchased by the UCTTMA accounts for Mr. Tang’s sons. In each case, Mr. Tang is custodian of the account and may be deemed to be the indirect beneficial owner of such shares. Includes 6,300 shares held in Mr. Tang’s individual retirement account.
(15)	See notes (1) and (7)—(14).

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the name, age and position of our executive officers, directors and key employees as of April 24, 2006:

Name	Age	Position
Steven D. Skolsky	50	Chief Executive Officer and Director
Dani P. Bolognesi, Ph.D.	65	Chief Scientific Officer and Vice Chairman of the Board of Directors
Robert R. Bonczek	61	Chief Financial Officer and General Counsel
Andrew Graham	36	Director of Finance (Principal Accounting Officer) and Secretary
Jeffrey M. Lipton (1)(2)(3)	63	Chairman of the Board of Directors
Felix J. Baker, Ph.D. (2)	37	Director
Julian C. Baker (3)	39	Director
E. Gary Cook, Ph.D. (1)(2)(3)	61	Director
J. Richard Crout, M.D. (1)	76	Director
Kevin C. Tang (2)(3)	39	Director

(1)	Member of the Audit and Finance Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nomination and Governance Committee.

Steven D. Skolsky, was named Chief Executive Officer in September 2004. Prior to joining the Company, Mr. Skolsky was employed with GlaxoSmithKline (“GSK”), where he most recently managed product strategy and worldwide clinical development for the GSK portfolio as Senior Vice President, Global Commercial Strategy. Mr. Skolsky previously served as Managing Director of GSK’s operations in New Zealand from 2000 to 2001 and in Australia from 1999 to 2000. Mr. Skolsky received his B.A. degree from the University of North Carolina at Chapel Hill.

Dani P. Bolognesi, Ph.D., a founder of Trimeris, has been a director since its inception and served as Chief Executive Officer of the Company from 1999 through August 2005. Dr. Bolognesi currently serves as Chief Scientific Officer and Vice-chairman of the Board of Directors. Dr. Bolognesi held a number of positions at Duke University from 1971 to March 1999, including, James B. Duke Professor of Surgery, Professor of Microbiology/Immunology, Vice Chairman of the Department of Surgery for Research and Development and Director of the Duke University Center for AIDS Research from 1989 to March 1999. From 1988 to March 1999, Dr. Bolognesi was the Director of the Central Laboratory Network that supports all HIV vaccine clinical trials sponsored by the National Institutes of Health. Dr. Bolognesi received his Ph.D. degree in Virology from Duke University and a B.S. degree from Rensselaer Polytechnic Institute.

Robert R. Bonczek joined Trimeris as a consultant in March 1997. He was named Acting Chief Administrative Officer and Acting Chief Financial Officer in September 1999, was named Chief Financial Officer in March 2000 and was named General Counsel in April 2000. From 1991 until 2001, Mr. Bonczek acted in a consulting capacity for Donaldson, Lufkin & Jenrette, an investment bank, and for Wilmer Cutler Pickering Hale and Dorr LLP (formerly Wilmer Cutler & Pickering), a law firm. Since 1991, Mr. Bonczek has served as President of AspenTree Capital, a financial services and investment management company. Prior to 1991, Mr. Bonczek was with E.I. Du Pont de Nemours & Co., a chemical company, for 24 years, holding a number of senior management positions. Mr. Bonczek received his J.D. degree from the University of North Carolina at Chapel Hill, his M.B.A. from The Wharton School at the University of Pennsylvania and a B.A. degree from the University of North Carolina at Chapel Hill.

Andrew L. Graham, C.P.A. joined Trimeris as Director of Finance and Secretary in September 2004. From 2002 to 2004, Mr. Graham served as Chief Accounting Officer at Paradigm Genetics, Inc. From 1999 to 2002,

Mr. Graham served as Comptroller and later as Director of Finance at Paradigm Genetics, Inc. Mr. Graham received his B.A and M.A. degrees in accounting from North Carolina State University and his M.B.A. from the University of North Carolina at Chapel Hill.

Jeffrey M. Lipton has been a director of Trimeris since June 1998 and has been Chairman of the Board since June 1999. Since July 1998, Mr. Lipton has been President and Chief Executive Officer of NOVA Chemicals Corporation. Previously, Mr. Lipton served as Senior Vice President and Chief Financial Officer of NOVA Corporation from February 1994 until September 1994. From September 1994 to July 1998 he was President of NOVA Corporation. Prior to NOVA, Mr. Lipton worked with E.I. Du Pont de Nemours & Co. for almost three decades, where he held a number of senior management positions. Mr. Lipton serves on the Board of Directors of NOVA Chemicals Corporation, and is a Director of Hercules Incorporated. Mr. Lipton is a Director of the American Chemistry Council and Chairman of the Executive Committee. He is a member of the Society of Chemical Industry, America Section and Chairman of the Executive Committee and is a member of the Canadian Council of Chief Executives. Mr. Lipton received his M.B.A. from Harvard University and a B.S. degree from Rensselaer Polytechnic Institute.

Felix J. Baker, Ph.D. has served as a director of Trimeris, Inc. since April 2004. Dr. Baker is a Managing Member of Baker Bros. Advisors, LLC, which he and his brother, Julian Baker, founded in 2000. Dr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly traded life sciences companies. Dr. Baker’s career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. He is also a director of Neurogen Corporation, Conjuchem Inc., Seattle Genetics, Inc., and AnorMED Inc.

Julian C. Baker has served as a director of Trimeris, Inc. since April 2004. Mr. Baker is a Managing Member of Baker Bros. Advisors, LLC, which he and his brother, Felix Baker, Ph.D., founded in 2000. Mr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for university endowments and foundations, which are focused on publicly traded life sciences companies. Mr. Baker’s career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. He is also a director of Incyte Corporation, Neurogen Corporation, Genomic Health, Inc. and Theravance, Inc. Mr. Baker holds an A.B. magna cum laude from Harvard University.

E. Gary Cook, Ph.D. has been a director of Trimeris since February 2000. Prior to his retirement, Dr. Cook was Chairman, President and Chief Executive Officer of Witco Corporation, a global specialty chemical company. From 1994 to 1996, he was President and Chief Operating Officer of Albemarle Corporation, a global specialty chemicals company spun off from Ethyl Corporation of which Dr. Cook was a Senior Vice President, President-Chemicals, and a member of the board. Prior to his service with Ethyl, Dr. Cook was with E.I. DuPont de Nemours & Co. for 23 years, holding a number of senior management positions, including Vice President, Medical Products and Vice President, Corporate Plans. Dr. Cook serves as the Chairman of the Board of Directors of the Louisiana-Pacific Corporation, a building products company. He also is Chairman of Integrated Environmental Technologies, LLC a private waste to hydrogen company. Dr. Cook received his Ph.D. in Chemistry from Virginia Tech and a B.S. in Chemistry from the University of Virginia.

J. Richard Crout, M.D. has been a director of Trimeris since November 1998. Since 1994, Dr. Crout has been President of Crout Consulting, a firm that provides consulting advice to pharmaceutical and biotechnology companies on the development of new products. From 1984 to 1993, Dr. Crout was Vice President, Medical and Scientific Affairs with Boehringer Mannheim Pharmaceuticals Corp. From 1973 to 1982, Dr. Crout was Director of the Bureau of Drugs, now known as the Center for Drug Evaluation and Research at the U.S. Food and Drug Administration. Dr. Crout received his M.D. degree from Northwestern University Medical School and an A.B. degree from Oberlin College.

Kevin C. Tang has been a director of Trimeris since August 2001. Mr. Tang is the Managing Director of Tang Capital Management, LLC, a life sciences-focused investment company he founded in August 2002. From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Mr. Tang currently serves as a director of IntraBiotics Pharmaceuticals, Inc. Mr. Tang received a B.S. degree from Duke University.

Compensation Committee Interlocks and Insider Participation

Our Board of Directors’ Compensation Committee is responsible for determining the salaries and incentive compensation of the executive officers and providing recommendations for the salaries and incentive compensation of all other employees and consultants. The Compensation Committee also administers our benefit plans, including the Stock Incentive Plan. Dr. Cook serves as the Chairman of the Compensation Committee and the other members of the committee are Mr. Lipton, Mr. Tang and Felix J. Baker. None of Dr. Cook, Dr. Baker, Mr. Lipton, or Mr. Tang has served as an officer or employee of Trimeris or has any relationship with Trimeris requiring disclosure under SEC regulations.

Executive Compensation

The following table sets forth certain information with respect to the annual and long-term compensation paid by us during the fiscal years ended December 31, 2005, 2004, and 2003 to Messrs. Skolsky, Bolognesi, Bonczek, and Graham (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus(2)	Restricted Stock Awards ($)		Securities Underlying Options (#)		All Other Compensation
Steven D. Skolsky Chief Executive Officer	2005 2004 2003	$468,000 142,381 —	(1)	$232,000 70,000 —	— 575,500 —	(3)	66,472 350,000 —	(5) (6)	(10 (10 —	) )

Dani P. Bolognesi Chief Scientific Officer	2005 2004 2003	454,088 438,263 437,304		225,000 167,000 —	— 442,582 —	(4)	111,216 94,000 54,000	(5) (7) (8)	(10 (10 (10	) ) )

Robert R. Bonczek Chief Financial Officer and Legal Counsel	2005 2004 2003	303,000 292,040 291,300		120,000 89,000 —	— 221,998 —	(4)	36,216 47,200 26,000	(5) (7) (8)	(10 (10 (10	) ) )

Andrew L. Graham Director of Finance (Principal Accounting Officer)	2005 2004 2003	135,000 45,454 —	(1)	28,000 7,000 —	— — —		6,784 5,000 —	(5) (9)	(10 (10 —	) )

(1)	Mr. Skolsky and Mr. Graham each commenced employment with Trimeris in September 2004.
(2)	In February 2006, 2005 bonuses were awarded and paid to the Named Executive Officers for achievement in 2005; however, such bonuses are reported with the 2005 compensation. In February 2005, 2004 bonuses were awarded and paid to the Named Executive Officers for achievement in 2004; however, such bonuses are reported with the 2004 compensation. No bonuses were paid to any Named Executive Officers that were present in 2003.
(3)

These shares of restricted stock were granted to Mr. Skolsky pursuant to the Amended and Restated Stock Incentive Plan in connection with his initial employment agreement with Trimeris. The dollar value of the grant was calculated using $11.51, the closing price of our stock on the date of grant. These restricted shares vest 100% in September 2008. In the event that Mr. Skolsky’s employment is terminated because of death, disability, without Cause, or for Good Reason (as these terms are defined in Mr. Skolsky’s employment agreement), Mr. Skolsky is entitled to receive a pro rata number of the shares granted (but in no event, other than termination for Cause, shall Mr. Skolsky be entitled to receive less than 50% of the shares granted).

(4)	On June 22, 2004, the Compensation Committee approved an aggregate number of shares of restricted stock to be granted to all eligible employees, including the Named Executive Officers pursuant to our Amended and Restated Stock Incentive Plan. The dollar value of the grant was calculated using $14.14, the closing price of our stock on the date of grant. These restricted shares vest 100% in June 2007 and will be cancelled in the event that employment is terminated prior to vesting.
(5)	On August 9, 2005, the Compensation Committee approved an aggregate number of options to purchase shares of our common stock to be granted on a quarterly basis over four quarters to all eligible employees, including the Named Executive Officers, pursuant to our Amended and Restated Stock Incentive Plan. These option grants were awarded at the fair market value of our common stock on the date of that particular quarterly grant. These quarterly option grants began in August 2005 and continued thereafter until April 2006, as long as the employee was employed by us on the date of grant. Once granted, the aggregate number of options becomes exercisable over a four-year period, with the first grant in August 2005 exercisable in full in August 2006 and the remainder of the grants exercisable ratably over a three-year period beginning in August 2006. This number represents the total number of options to purchase shares of our common stock that the Named Executive Officer received pursuant to such grants on a quarterly basis in August 2005, October 2005, January 2006 and April 2006. In addition to his annual grant, Dr. Bolognesi received an additional grant of options to purchase 75,000 shares of common stock in August 2005 pursuant to the Amended and Restated Stock Incentive Plan in connection with the re-negotiation of his employment agreement with Trimeris. The options vest monthly over four years (100% vesting in August 2009).
(6)	These options to purchase shares of stock were granted to Mr. Skolsky pursuant to the Amended and Restated Stock Incentive Plan in connection with his initial employment agreement with Trimeris. The options vest monthly over four years (100% vesting in September 2008). In the event that Mr. Skolsky’s employment is terminated because of death, disability, without Cause, or for Good Reason (as these terms are defined in Mr. Skolsky’s employment agreement), prior to September 2006, Mr. Skolsky will automatically vest in 50% of the options granted.
(7)	On June 22, 2004, the Compensation Committee approved an aggregate number of options to purchase shares of our common stock to be granted on a quarterly basis over four quarters to all eligible employees, including the Named Executive Officers pursuant to our Amended and Restated Stock Incentive Plan. These option grants were awarded at the fair market value of our common stock on the date of that particular quarterly grant. These quarterly option grants began in June 2004 and continued thereafter until April 2005, as long as the employee was employed by us on the date of grant. Once granted, the aggregate number of options becomes exercisable over a four-year period, with the first grant in June 2004 exercisable in full in June 2005 and the remainder of the grants exercisable ratably over a three-year period beginning in June 2005. This number represents the total number of options to purchase shares of our common stock that the Named Executive Officer received pursuant to such grants on a quarterly basis in June 2004, October 2004, January 2005 and April 2005.
(8)	On June 18, 2003, the Compensation Committee approved an aggregate number of options to purchase shares of our common stock to be granted on a quarterly basis over four quarters to all eligible employees, including the Named Executive Officers pursuant to our Amended and Restated Stock Incentive Plan. These option grants were awarded at the fair market value of our common stock on the date of that particular quarterly grant. These quarterly option grants began in June 2003 and continued thereafter until April 2004, as long as the employee was employed by us on the date of grant. Once granted, the aggregate number of options becomes exercisable over a four-year period, with the first grant in June 2003 exercisable in full in June 2004 and the remainder of the grants exercisable ratably over a three-year period beginning in June 2004. The number in this column represents the total number of options to purchase shares of our common stock that the Named Executive Officer received pursuant to such grants on a quarterly basis in June 2003, October 2003, January 2004 and April 2004.

(9)	These options to purchase share of stock were granted pursuant to the Amended and Restated Stock Incentive Plan in connection with the executive officer’s commencement of employment with Trimeris, the options vest monthly over four years from the date of commencement of employment.
(10)	Beginning in 1998, we matched 100% of a participant’s annual contributions to the Trimeris Employee 401(k) Plan with common stock, provided the participant was employed on the last day of the year. The number of shares issued is based on the annual contributions to be matched divided by the closing price of the common stock on the last trading day of the year. The dollar amount of matching contributions was calculated using the closing stock price on the date of grant. On December 31, 2003, December 31, 2004, and December 30, 2005, the closing price was $20.94, $14.17, and $11.49, respectively. On December 31, 2004, and December 30, 2005, Mr. Skolsky received 635 and 1,218 shares of stock, respectively, and as of April 24, 2006, is vested in 25% of those shares of stock. Based on the closing price of the Company’s common stock on the date of grant, the value of the Company’s 401(k) contribution to Mr. Skolsky for 2004 and 2005 was approximately $9,000 and $14,000, respectively. On December 31, 2003, December 31, 2004, and December 30, 2005, Dr. Bolognesi received 540, 917 and 1,218 shares of stock, respectively, and as of April 24, 2006, is vested in all of those shares of stock. Based upon the closing price of the Company’s common stock on the date of grant, the value of the Company’s 401(k) contributions to Dr. Bolognesi for years 2003, 2004 and 2005 was approximately $11,300, $13,000, and $14,000, respectively. On December 31, 2003, December 31, 2004 and December 30, 2005, Mr. Bonczek received 630, 1,129 and 1,218 shares of stock, respectively, and as of April 24, 2006, is vested in all of those shares of stock. Based upon the closing price of the Company’s common stock on the date of grant, the value of the Company’s 401(k) contributions to Mr. Bonczek for years 2003, 2004 and 2005 were approximately $13,200, $16,000 and $14,000, respectively. On December 31, 2004 and December 30, 2005, Mr. Graham received 381 and 1,218 shares of stock, respectively, and as of April 24, 2006, is vested in 25% of those shares of stock. Based upon the closing price of the Company’s common stock on the date of grant, the value of the Company’s 401(k) contribution to Mr. Graham for 2004 and 2005 was approximately $5,400 and $14,000, respectively. In 2006, Mr. Skolsky and Dr. Bolognesi received $4,000 and $1,300, respectively, for preparation services related to their 2005 tax returns.

Employment Agreements

We have entered into employment agreements with some of our Named Executive Officers as described below. In addition to the specific rights set forth in any agreement, in the event of any change in control, options and restricted stock granted pursuant to the Amended and Restated Stock Incentive Plan contain a change in control provision, which provides for the immediate vesting in full of all grants or lapse of all restrictions for all grantees.

In August 2005, we entered into an employment agreement with Dr. Bolognesi to serve as our Chief Scientific Officer. The initial term will expire on December 31, 2006 and thereafter will automatically be extended for two year periods unless notice of non-renewal is given by either party no later than 60 days prior to the end of the expiration of each term. Under the agreement, Dr. Bolognesi will receive an annual salary of $454,000, as well as other compensation, including bonus opportunities based upon the achievement of financial and other performance criteria. In addition, under the agreement, Dr. Bolognesi received a grant of an option to purchase 75,000 shares of the Company’s common stock, which is subject to the terms of the Company’s Amended and Restated Stock Incentive Plan. In the event that Dr. Bolognesi’s employment is terminated other than for Cause, death or Disability or upon his resignation for Good Reason (as these terms are defined in the agreement), Dr. Bolognesi will be entitled to certain severance payments and benefits, including two times his base salary plus his Target Bonus (as defined in the Employment Agreement). Dr. Bolognesi is subject to non-competition restrictions during the term of his employment and for one year thereafter. In the event that the payment of benefits is due as a result of a Change of Control, the Company is required to pay any excise taxes that may apply to such benefits. Dr. Bolognesi is entitled to receive reimbursement for financial planning and tax preparation (including a gross-up for any taxes incurred on payment for these services) up to a maximum of $10,000 per year.

In September 2004, we entered into an employment agreement with Mr. Skolsky, our Chief Executive Officer. The employment agreement has an initial term of two years and thereafter will automatically be extended for two year periods unless notice of non-renewal is given by either party no later than 90 days prior to the end of the expiration of each term. Under the agreement, Mr. Skolsky will receive an annual salary of $450,000, as well as other compensation, including bonus opportunities based upon the achievement of financial and other performance criteria. In addition, under the agreement, Mr. Skolsky received a grant of an option to purchase 350,000 shares of the Company’s common stock and a grant of 50,000 shares of restricted stock. Both the option grant and the restricted stock grant are subject to the terms of the Company’s Amended and Restated Stock Incentive Plan. In the event that Mr. Skolsky’s employment is terminated other than for Cause, death or Disability or upon his resignation for Good Reason (as these terms are defined in the agreement), Mr. Skolsky will be entitled to certain severance payments and benefits, including two times his base salary plus his Target Bonus (as defined in the Employment Agreement). Mr. Skolsky will also be entitled to a pro rata bonus for the year of termination based on actual results for such year if he is terminated due to death, Disability, termination without Cause, or upon resignation for Good Reason. Mr. Skolsky is subject to non-competition restrictions during the term of his employment and for one year thereafter. In the event that the payment of benefits is due as a result of a Change of Control, the Company is required to pay any excise taxes that may apply to such benefits. Mr. Skolsky is entitled to receive reimbursement for financial planning and tax preparation (including a gross-up for any taxes incurred on payment for these services) up to a maximum of $10,000 per year.

In January 2000, we entered into an employment agreement with Mr. Bonczek, our Chief Financial Officer and General Counsel. Under this agreement, Mr. Bonczek is entitled to receive minimum annual compensation of $210,000 and an annual bonus based upon the achievement of certain milestones. Pursuant to his agreement, he also received in 2000 a one-time payment of $16,000 for replacement of lost income and in 2001 a one-time payment of $19,790 for reimbursement for moving and miscellaneous expenses. In October 1999, Mr. Bonczek received a grant of options to purchase 100,000 shares of common stock at $17.625 per share. If Mr. Bonczek’s employment is terminated for any reason other than for cause, Mr. Bonczek’s agreement provides that he is entitled to his base salary and benefits for two years from the date of such termination. In January 2006, Mr. Bonczek’s employment agreement was automatically renewed until January 2008, unless terminated earlier in accordance with its terms.

Stock Option Information

The following table contains information concerning stock options granted during the fiscal year ended December 31, 2005, to the Named Executive Officers. We have never granted any stock appreciation rights.

OPTIONS GRANTED IN THE YEAR ENDED DECEMBER 31, 2005

Name	Individual Grants(1)					Potential Realizable value at Assumed Annual Rates of Stock Price Appreciation For Option Term(5)
	Number of Securities Underlying Options		Percent of Total Options Granted to Employees In 2005	Exercise Price Per Share	Expiration Date
						5%	10%
Steven D. Skolsky	16,618 16,618	(2) (2)	2.4 2.4	$12.62 15.65	8/9/15 8/9/15	$123,758 153,471	$309,513 383,826
Dani P. Bolognesi	23,500 23,500 9,054 75,000 9,054	(3) (3) (2) (4) (2)	3.4 3.4 1.3 10.8 1.3	14.26 11.15 12.62 12.62 15.65	6/22/14 6/22/14 8/9/15 8/9/15 8/9/15	197,752 149,543 71,858 595,249 86,364	494,570 371,262 182,103 1,508,477 217,473
Robert R. Bonczek	11,800 11,800 9,054 9,054	(3) (3) (2) (2)	1.7 1.7 1.3 1.3	14.26 11.15 12.62 15.65	6/22/14 6/22/14 8/9/15 8/9/15	99,297 75,090 71,858 86,364	248,337 186,421 161,897 217,473
Andrew L. Graham	1,696 1,696	(2) (2)	0.2 0.2	12.62 15.65	8/9/15 8/9/15	12,630 15,663	31,588 39,172

(1)	This table represents the total number of options approved by the Compensation Committee and granted to each named executive officer for 2005.
(2)	Each option represents the right to purchase one share of common stock. The options shown in this row were all granted pursuant to the Amended and Restated Stock Incentive Plan. These options were granted in August 2005 and October 2005 and collectively become exercisable over a four-year period. The August 2005 grant is exercisable in full in August 2006. The October 2005 grant is exercisable ratably over a three-year period that begins in August 2006. The number of option shares granted in each instance was based upon an aggregate option number that was determined in August 2005 and that was designed to be granted on a quarterly basis over four quarters at the fair market value of our common stock on the date of grant. Upon the occurrence of certain events that result in a change of control, all outstanding options granted to all employees, including executive officers, will become fully exercisable.
(3)	Each option represents the right to purchase one share of common stock. The options shown in this row were all granted pursuant to the Amended and Restated Stock Incentive Plan. These options were granted in January 2005 and April 2005 based upon an aggregate option number determined in June 2004 that was designed to be granted on a quarterly basis over four quarters at the fair market value of our common stock on the date of grant. These January 2005 and April 2005 options become exercisable ratably over a three-year period that began in June 2005. Upon the occurrence of certain events that result in a change of control, all outstanding options granted to all employees, including executive officers, will become fully exercisable.
(4)	These options to purchase shares of stock were granted to Dr. Bolognesi pursuant to the Amended and Restated Stock Incentive Plan in connection with the re-negotiation of his employment agreement with Trimeris. The options vest monthly over four years (100% vesting in August 2009).
(5)

Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Year-End Option Table

The following table contains information regarding stock options held by our named executive officers, and the number of and value of any unexercised in-the-money options, as of December 31, 2005. The value of unexercised in-the-money options at December 31, 2005 is based on a value of $11.49 per share, the fair market value of our common stock as reflected by the closing price on the Nasdaq National Market on December 30, 2005, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 2005 AND YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized(1)	Number of Securities underlying Unexercised Options as of December 31, 2005		Value of Unexercised In-the- Money Options at December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven D. Skolsky	—	—	109,375	273,861	0	0
Dani P. Bolognesi	21,420	$253,221	579,268	173,593	$228,767	$6,659
Robert R. Bonczek	—	—	340,764	61,674	$319,628	$3,344
Andrew L. Graham	—	—	1,666	6,726	0	0

(1)	Value realized is calculated as the fair market value of our common stock as reflected by the closing price on the Nasdaq National Market on the date of exercise, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2005, regarding shares authorized for issuance under our equity compensation plans.

The equity compensation plans approved by our stockholders are the Amended and Restated Stock Incentive Plan and our 1997 Trimeris, Inc. Employee Stock Purchase Plan. As of December 31, 2005, we did not have any equity compensation plans that were not approved by our stockholders.

Equity Compensation Plan Information as of December 31, 2005

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,600,440	(1)	$23.83	769,000	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	3,600,440		$23.83	769,000

(1)	This amount includes the following awards granted pursuant to the Amended and Restated Stock Incentive Plan:

•	3,393,000 shares issuable upon the exercise of outstanding stock options.

•	207,440 restricted stock shares. Since these restricted stock awards are freely transferable upon vesting and have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

(2)	Includes 693,000 options remaining available as of December 31, 2005, for grant under the Amended and Restated Stock Incentive Plan, and 76,000 shares issuable under the Trimeris, Inc. 1997 Employee Stock Purchase Plan.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors offers this report regarding compensation for our executive officers, including our Chief Executive Officer. The Compensation Committee is composed entirely of independent directors (as defined in the Nasdaq listing standards) and is responsible for developing and making recommendations to the Board with respect to our executive compensation policies and practices, including the establishment of the annual total compensation for all executive officers, including our Chief Executive Officer.

GENERAL COMPENSATION POLICY

Our primary objective is to maximize the value of our shares over time. The Compensation Committee, with this objective in mind, authorizes compensation packages for our executive officers designed to retain and attract top quality management and to encourage them to contribute to the achievement of our business objectives. In addition, the Committee attempts to establish compensation packages that are comparable to the packages received by executives of similar companies in the biopharmaceutical industry.

We compensate our executive officers with a combination of salary and incentives designed to encourage efforts to achieve both our short-term and long-term goals. The intent of the compensation structure is to reward both individual contributions and overall corporate performance. The Committee evaluates corporate performance and makes executive compensation decisions based on various performance measures such as sales growth, earnings per share, achieving milestones in the development of drug candidates and raising capital needed for operations.

The basic components of our compensation packages for our executive officers include the following:

•	Base Salary

•	Performance Incentive Awards

•	Long-term Incentives

•	Benefits

Each executive officer’s compensation package contains a mix of these components and is designed to provide a level of compensation competitive with the compensation paid to comparable officers of similar biopharmaceutical companies. The Committee favors a compensation structure that aligns the long-term interests of its executive officers with the interests of its stockholders, and as a result places significant weight upon long-term incentives in the form of equity compensation.

Base Salary. Base salary and increases in base salary are determined by both individual and Company performance, as well as the salary levels in effect for similar biopharmaceutical companies. During 2005, the Committee attempted to keep the base salaries of our officers at a level consistent with the median range of the salaries of equivalent officers in similar biopharmaceutical companies. In addition, the Committee considered the following factors in setting the base salaries for executive officers during 2005: our sales of FUZEON, achievement of cost and earnings objectives, our progress in the development of next generation fusion inhibitors, and contributions in any area of special expertise by a particular executive.

Performance Incentive Awards. Performance incentive awards are granted by the Committee pursuant to the Trimeris, Inc. Incentive Pay Plan and are based upon the Committee’s evaluation of the performance of each executive officer and the achievement of our goals during the year. Payment of bonuses occurs as soon as practical in the following calendar year. In February 2006, bonuses totaling $605,000 were awarded to the Named Executive Officers for achievements in 2005, which included increases in FUZEON sales, achieving certain financial goals and progress in the development of our next generation fusion inhibitors resulting in the selection of two compounds for advanced pre-clinical testing with our partner Roche.

Long-term Incentive Compensation. Long-term incentive compensation in the form of stock-based awards is expected to be the largest element of total compensation over time in order to conserve our cash resources, to align the long-term interests of each officer with the interests of our stockholders and to provide retention incentives. Grants are generally made to most employees on their date of hire based on salary level and position. Under our stock option plan, stock option grants made in connection with commencement of employment are priced at the fair market value on the date of grant, generally become exercisable over a period of four years and have a term of up to ten years. All employees, including executive officers, are eligible for subsequent discretionary grants, which are generally based on corporate and/or individual performance. During the period covering 2000-2004, the number of options to be granted was determined each June. In 2005, the number of options to be granted was determined in August. The options were granted in June/August, October, January and April at the fair market value of our common stock on the date of each grant. In order to receive the quarterly grant, the individual employee must be employed on the date of grant. The size of the stock option grant to each officer is based on the officer’s current position, performance and expected future contributions to our business. During the period covering June 2000 to August 2005, the value of annual stock options awarded to the CEO was calculated as a multiple of base salary and the value of awards to remaining employees was indexed off of the CEO’s award. Beginning in August 2005, the number of shares awarded to the CEO was calculated as a percentage of shares outstanding, with the CEO’s percentage determined based on a review of practices among the Company’s peers and, as in prior years, awards to other employees were indexed off of the CEO’s award. These awards are expected to create a significant value opportunity based upon stock ownership. Restricted stock grants include a restriction that lapses after three years of service with the Company and are subject to the provisions of the Amended and Restated Stock Incentive Plan.

Benefits. Benefits offered to our executive officers are substantially the same as those offered to all our regular employees and generally include medical insurance, dental insurance, 401(k) plan, employee stock purchase plan, disability insurance, life insurance and flexible spending account.

CEO COMPENSATION

Mr. Skolsky’s compensation in 2005, including base salary, bonus award and stock-based incentive grants was determined within the same general framework established for all executive officers of the Company. In September 2004, we entered into an employment agreement with Mr. Skolsky, which has an initial term of two years and thereafter will automatically be extended for two year periods unless notice of non-renewal is given by either party no later than 90 days prior to the end of the expiration of each term. For a detailed discussion of Mr. Skolsky’s employment agreement, please refer to the section entitled “Employment Agreements” on page 22 of this Proxy Statement.

Mr. Skolsky’s 2005 base salary of $468,000 was arrived at using multiple surveys regarding executive compensation at similar biopharmaceutical companies. Prior to the Committee establishing Mr. Skolsky’s base salary for 2005, the Committee conducted an extensive study of compensation for officers with similar responsibilities in similar biopharmaceutical companies.

Mr. Skolsky’s target bonus is set by contract to range from 25%–75% of his base salary based on financial and other objective performance criteria set by the board in consultation with Mr. Skolsky. For 2005, Mr. Skolsky was awarded a bonus of $232,000 pursuant to the Trimeris, Inc. Incentive Pay Plan. The amount of the award was based on achievement of certain financial, operational and business development goals including increased FUZEON sales, achievements in the management of operating expenses and the successful progression of the Company’s next generation fusion inhibitor compounds to advanced pre-clinical testing.

In August 2005, the Committee approved a grant of stock options to purchase an aggregate of 66,472 shares of common stock to Mr. Skolsky pursuant to the Company’s Amended and Restated Stock Incentive Plan. The options were awarded in August and October of 2005 and January and April of 2006. The Committee considers equity-compensation to be an important component of total compensation that serves to align compensation with stockholder interests and to promote long-term retention. Each year the Committee considers the type and amount of equity awards that will achieve key compensation objectives in light of the Company’s goals and financial situation, the competitive market for executive compensation and dilution and expense constraints.

The Committee believes that Mr. Skolsky’s total compensation is appropriate to retain an executive of Mr. Skolsky’s background and experience and is comparable to the compensation offered to chief executive officers in similar biopharmaceutical companies.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee of the Board of Directors

E. Gary Cook, Ph.D., Chairman

Jeffrey M. Lipton

Kevin C. Tang

Felix J. Baker, Ph.D.

Audit and Finance Committee Report

The Audit and Finance Committee of the Board of Directors assists the Board in executing its responsibilities. The Audit and Finance Committee’s responsibilities include providing oversight of the quality and integrity of the Company’s regulatory and financial accounting and reporting, risk management, legal and regulatory compliance, the internal and external audit functions and the preparation of this Audit and Finance Committee report. The Audit and Finance Committee also reviews and recommends for Board approval, the engagement of independent auditors for the Company, subject to stockholder ratification. This year, the Audit and Finance Committee was actively involved and recommended to the Board to approve the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Management is responsible for the internal controls and the financial reporting process. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit and Finance Committee is composed of three non-employee members, each of whom is independent as defined in Nasdaq listing standards. Although each of the members of the Audit and Finance Committee is financially literate, the Board has determined that Mr. Lipton is an audit committee financial expert as defined by the SEC.

The Audit and Finance Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2005 with members of management and KPMG LLP, our independent registered public accounting firm. The Audit and Finance Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” The Audit and Finance Committee has also considered whether the provisions of non-audit services by the independent auditors are compatible with maintaining the auditors’ independence and concluded that they are compatible.

The Audit and Finance Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees,” and discussed the independence of KPMG LLP with representatives of that firm.

Based on the Audit and Finance Committee’s review and discussions noted above, the Audit and Finance Committee recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2005, be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit and Finance Committee of the Board Of Directors

J. Richard Crout, M.D., Chairman

Jeffrey M. Lipton

E. Gary Cook, Ph.D.

Stock Performance Graph

The following table compares the yearly percentage change in the cumulative total stockholder return on Trimeris common stock during the five fiscal years ended December 31, 2005 with cumulative total return on the Nasdaq stock market and the Nasdaq Pharmaceuticals index. The comparison assumes $100 was invested on December 31, 2000 in Trimeris common stock and in each of such indices and assumes reinvestment of any dividends.

CUMULATIVE TOTAL RETURN

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
TRIMERIS, INC	$100	$81.95	$78.67	$38.16	$25.82	$20.94
NASDAQ STOCK MARKET-US	$100	$79.32	$54.84	$81.99	$89.23	$91.12
NASDAQ PHARMACEUTICALS	$100	$85.23	$55.07	$80.73	$85.98	$94.69

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this report or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2005, there were no transactions between the Company and any officer, director or principal stockholder except those related to employment and executive compensation.

For information regarding compensation and employment agreements with our directors and executive officers, see “Executive Compensation,” included herein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market (“Nasdaq”). Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied.

FEES PAID TO THE INDEPENDENT AUDITORS

The aggregate fees billed to Trimeris by KPMG LLP for services rendered related to 2005 are set forth in the following table:

Type of Service	Amount of Fee
Audit fees
Integrated audit of financial statements and internal control over financial reporting (including quarterly reviews)	$375,000
Miscellaneous consultation	4,610
Review of registration statement (Form S-8)	4,863

Audit related fees
Audit of 401(k) plan	—

Total audit and audit related fees	$384,473

Tax fees
Tax compliance	—

Total tax service fees	—

All other fees	—

Total fees	$384,473

The Audit and Finance Committee approved all audit and audit-related services provided by KPMG in 2005. There were no tax services or other services provided by KPMG in 2005.

The aggregate fees billed to Trimeris by KPMG LLP for services rendered related to 2004 are set forth in the following table:

Type of Service	Amount of Fee
Audit Fees
Integrated audit of financial statements and internal control over financial reporting (including quarterly reviews)	$380,450
Miscellaneous consultation	12,055
Review of registration statement (Form S-8)	—

Audit related fees
Audit of 401(k) plan	22,000

Total audit and audit related fees	$414,505

Tax fees
Tax compliance	11,785

Total tax service fees	$11,785

All other fees	—

Total fees	$426,290

For 2004, KPMG LLP did not perform a review of any Trimeris registration statements.

Pre-Approval Policy and Procedures

The Audit and Finance Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. During the year, circumstances may arise when it becomes necessary to engage the independent auditor for additional services that are not contemplated in the original pre-approval. In those instances, the Audit and Finance Committee requires specific pre-approval before engaging the independent auditor. The Audit and Finance Committee has delegated to the chair of the Audit and Finance Committee the authority to pre-approve audit related and non-audit services not prohibited by law to be performed by the Company’s independent registered public accounting firm and associated fees up to a maximum for any one audit-related or non-audit service of $5,000 per service in a calendar year. The chairman is required to report, for informational purposes only, any pre-approval decisions that have been made to the Audit and Finance Committee at its next scheduled meeting. The Audit and Finance Committee is prohibited from delegating to management its responsibilities to pre-approve services performed by the independent auditor.

STOCKHOLDER PROPOSALS FOR PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held in 2007 must be received by us no later than February 7, 2007, in order to be included in the proxy statement and related proxy materials. Proposals must comply with all of the requirements of Rule 14a-8 of the Exchange Act, as well as the requirements of our certificate of incorporation and by-laws. Under our by-laws, stockholder proposals which are not submitted for inclusion in the proxy statement must be received by us not less than 60 days nor more than 90 days prior to next year’s meeting or, if less than 70 days notice or prior public disclosure of the date of the meeting is given or made, not later than the close of business on the 10th day following the date on which notice of the meeting was given or public disclosure was made, whichever occurs first.

ADDITIONAL INFORMATION

The Company has adopted a process called “householding” for mailing the Annual Report on Form 10-K and proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the Annual Report on Form 10-K and proxy statement, unless we receive contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Annual Report on Form 10-K and proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a stockholder of record, please contact Michael Recny, Vice President of Business Development, at 3500 Paramount Parkway, Morrisville, North Carolina 27560, or at telephone number (919) 419-6050. Eligible stockholders of record receiving multiple copies of the Annual Report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner, you may request additional copies of the Annual Report on Form 10-K and proxy statement or you may request householding by contacting your broker, bank or nominee.

FORM 10-K

WE WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT OUR EXECUTIVE OFFICES WHICH ARE LOCATED AT 3500 PARAMOUNT PARKWAY, MORRISVILLE, NORTH CAROLINA 27560.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: June 7, 2006

By Order of the Board of Directors,

Andrew L. Graham, Secretary

APPENDIX A

PROPOSED AMENDMENT TO THE

TRIMERIS, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

(formerly, the Trimeris, Inc. New Stock Option Plan)

1. Purpose

The Trimeris, Inc. Amended and Restated Stock Incentive Plan (formerly, the Trimeris, Inc. New Stock Option Plan) (the “Plan”) is established to advance the interests of the Company’s stockholders by creating an incentive for, and enhancing the Company’s ability to attract, retain and motivate, key employees, directors and consultants or advisors of Trimeris, Inc. and any successor corporations thereto (collectively, the “Company”) or future parent and/or subsidiary corporations of such corporation (as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”)) (all of whom, along with the Company, sometimes being individually referred to as a “Participating Company” and collectively referred to as the “Participating Company Group”) by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders.

2. Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, restricted stock or other stock-based awards (each, an “Award”) under the Plan. Any person who has been granted an Award under the Plan shall be deemed a “Participant.” The Board of Directors of the Company (the “Board”), in its sole discretion, shall determine which persons shall be granted Awards under the Plan. A director of the Company shall be eligible to be granted an Incentive Stock Option (as hereinafter defined) only if the director is also an employee of the Company. A consultant or advisor to the Company or a non-employee director of the Company shall be eligible to be granted only Awards other than Incentive Stock Options. Participants may, if otherwise eligible, be granted additional Awards. Subject to the provisions of Section 4(b) relating to adjustments upon changes in stock, no person shall be eligible to be granted options or restricted stock covering more than five hundred thousand (500,000) shares of the Company’s common stock in any calendar year.

3. Administration; Delegation

(a) Administration by Board. The Plan shall be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable from time to time. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No member of the Board shall be liable for any action or determination relating to the Plan. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination under the Plan made in good faith.

(b) Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

(c) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (each, a “Committee”). For so long as the common stock, $.001 par value per share (the “Common Stock”), of the

Company is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the Board shall appoint one such Committee of not less than two members, each member of which shall be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. All references in the Plan to the “Board” shall mean a Committee or the Board or the executive officer referred to in Section 3(b) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or executive officer.

4. Stock Available For Awards

(a) Number of Shares. Subject to adjustment under Section 4(b), Awards may be made under the Plan for up to a maximum of ~~Five Million Seven Hundred Fifty-Two Thousand Nine Hundred Forty-One (5,752,941)~~ Six Million Two-Hundred Fifty-Two Thousand Nine-Hundred and Forty-One (6,252,941) shares of Common Stock, any or all of which can be used for Incentive Stock Options. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options, to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Adjustments to Common Stock. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of security and exercise price per share subject to each outstanding Option (as defined below), (iii) the repurchase price per security subject to each outstanding Restricted Stock Award (as defined below), and (iv) the terms of each other outstanding stock-based Award, if any, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 4(b) applies and Section 9(a) also applies to any event, Section 9(a) shall be applicable to such event, and this Section 4(b) shall not be applicable.

5. Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Any Option granted to a Participant who is subject to the provisions of Section 16 of the Exchange Act shall not become exercisable for a period of at least six (6) months following the date of grant. An Option which is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The granting of discounted Nonstatutory Stock Options is expressly prohibited under this Plan.

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company and shall be subject to and construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant who has been awarded an Option (an “Optionee”), or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c) Exercise Price. The Board shall establish, in its sole discretion, the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that (i) the exercise price per share for an Incentive Stock Option shall be not less than the fair market value of a share of Common Stock on the date of grant of such Incentive Stock Option, as determined by the Board in good faith (the “Fair Market Value”), and (ii) the exercise price per share of an Incentive Stock Option granted to an Optionee who at the time the Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code (a “Ten Percent Owner Optionee”) shall be not less than one hundred ten percent (110%) of the Fair Market Value. Nothing hereinabove shall require that any such assumption or modification result in the Option having the same characteristics, attributes or tax treatment as the Option for which it is substituted.

(d) $100,000 Limitation. The aggregate fair market value, determined as of the date on which an Incentive Stock Option is granted, of the shares of Common Stock with respect to which Incentive Stock Options (determined without regard to this subsection) are first exercisable during any calendar year (under this Plan or under any other plan of the Participating Company Group) by any Optionee shall not exceed $100,000. If such limitation would be exceeded with respect to an Optionee for a calendar year, the Incentive Stock Option shall be deemed a Nonstatutory Stock Option to the extent of such excess.

(e) Time for Granting Incentive Stock Options. All Incentive Stock Options must be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the stockholders of the Company.

(f) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that (i) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years after the date such Incentive Stock Option is granted, (ii) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the date such Incentive Stock Option is granted and (iii) no Incentive Stock Option shall be exercisable after the date the Optionee’s employment with the Participating Company Group is terminated for cause (as determined in the sole discretion of the Board); and provided, further, that an Option shall terminate and cease to be exercisable no later than three (3) months after the date on which the Optionee terminates employment with the Participating Company Group, unless Optionee’s employment with the Participating Company Group shall have terminated as a result of the Optionee’s death, disability (within the meaning of Section 22(e)(3) of the Code) or Retirement (as defined herein). In the event the Optionee’s employment with the Participating Company Group shall have terminated due to Optionee’s disability (within the meaning of Section 22(e)(3) of the Code), the Option shall immediately cease to vest and unvested portions shall expire immediately, while vested portions shall remain exercisable until the Option terminates, but no later than twelve (12) months from the date on which the Optionee’s employment terminated. In the event the Optionee’s employment with the Participating Company Group shall have terminated due to Optionee’s death, the Option shall become immediately vested and exercisable and remain exercisable until the Option shall terminate no later than twelve (12) months from the date on which the Optionee’s employment terminated. In the event the Optionee’s employment with the Participating Company Group shall have terminated due to Optionee’s Retirement, the Option (if granted on or after November 28, 2001) shall immediately cease to vest and unvested portions shall expire immediately, while vested portions shall remain exercisable until the expiration of ten (10) years after the date such Option is granted, except as provided in Section 9.

For the purposes of this Plan, “Retirement” shall be defined as departing employment and the Participating Company Group’s Board of Directors after attaining the minimum age of 60 years and completing (i) a minimum of ten (10) years of full-time service as an employee of the Participating Company Group or (ii) a minimum of ten (10) years of full-time service, of which (I) at least five (5) years of full time service were as an employee of the Participating Company Group and (II) the remaining years were either from full time service as such an employee or years of service (other than while employed by the Participating Company Group) on the Participating Company Group’s Board of Directors.

(g) Exercise of Options. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Sections 5(c) and 5(f) for the number of shares for which the Option is exercised.

(h) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

(3) to the extent permitted by the Board and expressly provided in an option agreement, (i) by delivery of shares of Common Stock owned by the Optionee valued at their Fair Market Value, which Common Stock was owned by the Optionee at least six (6) months prior to such delivery, or (ii) by payment of such other lawful consideration as the Board may determine; or

(4) any combination of the above permitted forms of payment.

The Company shall not extend credit to or otherwise accept any promissory note of any Optionee in connection with the purchase of Common Stock upon the exercise of an Option granted under the Plan.

6. Restricted Stock

(a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award, and subject to such other terms and conditions as the Board shall determine (each, a “Restricted Stock Award”).

(b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the duration of restrictions, conditions for repurchase (or forfeiture) and the issue price, if any; provided, however, that any Restricted Stock Award granted to a Participant who is subject to the provisions of Section 16 of the Exchange Act shall restrict the release of shares under the Restricted Stock Award for a period of at least six (6) months from the date of grant. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and held in escrow by the Company, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

7. Other Stock-based Awards

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

8. General Provisions Applicable to Awards

(a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each type of Award may be made alone or in addition or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Board may allow Participants to satisfy such tax obligations in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same of a different type, changing the date or exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant. Notwithstanding anything herein to the contrary, the Board of Directors may not change the exercise price of any Incentive Stock Option or Nonstatutory Stock Option previously granted except pursuant to Section 9 and Section 4(b) of the Plan and Section 424(a) of the Code.

(g) Conditions on Delivery of Stock. The Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

9. Acquisition Events

(a) Consequences of Acquisition Events. Except to the extent otherwise provided in the instrument evidencing the Award or in any other agreement between the Participant and the Company:

(i) Upon the occurrence of an Acquisition Event (as hereinafter defined),

(A) all Restricted Stock Awards then outstanding shall become fully vested and immediately free of all restrictions; and

(B) all other stock-based Awards other than Options and stock appreciation rights shall become immediately exercisable, realizable or vested in full, or shall be immediately free of all restrictions or conditions, as the case may be.

(ii) Upon the execution by the Company of an agreement to effect an Acquisition Event other than a Change of Control Event (as hereinafter defined), all Options and stock appreciation rights then outstanding shall become fully vested and immediately exercisable in full upon the occurrence of the Acquisition Event or such earlier date as may be specified by the Board by written notice to the Participants, and the Board may take one or both of the following additional actions with respect to then outstanding Options and stock appreciation rights: (A) provide that such Options and stock appreciation rights shall be assumed, or equivalent Options or stock appreciation rights be substituted by the acquiring or succeeding corporation (or an affiliate thereof), or (B) upon written notice to the Participants, provide that all then unexercised Options and stock appreciation rights will terminate to the extent not exercised by the Participants prior to the consummation of such Acquisition Event or such earlier date as may be specified by the Board by written notice to Participants.

(iii) Upon the occurrence of a Change of Control Event, all Options and stock appreciation rights then outstanding shall become fully vested and immediately exercisable in full.

As used herein, an “Acquisition Event” shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 60% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; (c) the complete liquidation of the Company; or (d) the acquisition of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than through a merger or consolidation or an acquisition of securities directly from the Company) by any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned directly or indirectly by the stockholders of the Company (an event specified in this clause (d) being referred to as a “Change of Control Event”).

(b) Assumption of Options Upon Certain Events. The Board may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of the Company as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of property or stock of the employing corporation. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

10. Miscellaneous

(a) No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any right as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Status of Rights to Payments under Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Board, be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as otherwise provided by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Optionee any rights that are greater than those of a general creditor of the Company.

(d) Subject to Law. The Plan and the grant of Awards hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required.

(e) Severability. If any provision of this Plan or an option agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any agreement evidencing an Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws or, if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the agreement, it shall be stricken and the remainder of the Plan or the agreement shall remain in full force and effect.

(f) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board, but no Incentive Stock Option granted to an Optionee shall be effective unless and until the Plan has been approved by the Company’s stockholders. No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(g) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no increase in the total number of shares available for Awards under the Plan (except by operation of the provisions of Section 4(b) above) or for grants of Incentive Stock Options under the Plan may be made, unless and until such amendment shall have been approved by the Company’s stockholders.

(h) Stockholder Approval. For purposes of this Plan, stockholder approval shall mean approval by a vote of the stockholders in accordance with the requirements of Section 422 of the Code.

(i) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

As amended, adopted by the Board of Directors on April 21, 2006.